Consent of Independent Registered Public Accounting Firm



The Board of Directors
American Retirement Corporation


We consent to incorporation by reference in the Registration Statement on Form S-8 of American Retirement Corporation filed March 1, 2006 to register 2,354,975 shares of American Retirement Corporation common stock, issuable pursuant to the American Retirement Corporation 1997 Stock Incentive Plan, as amended, of our reports dated February 24, 2006 with respect to the consolidated financial statements and all related schedules, management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K dated February 27, 2006.



/s/ KPMG LLP

Nashville, Tennessee
March 1, 2006


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